Exhibit 99.1

EcoloCap Announces Progress in Chile and the Ukraine

First of four emulsion fuel plants delivered to Chile as phase one of purchase agreement from Empresas Energy Partners Chile/Generadora de Energia LTDA (EPC), whose estimated fuel needs represent $84M in equipment and additive sales.

Chicago Ill.--July 6, 2011,-- EcoloCap Solutions Inc. (OTCBB:ECOS), announces that the first of four emulsion fuel plants has been delivered to Empresas Energy Partners/Generadora de Energia LTDA (EPC), a utility company in Chile whose estimated fuel needs represent $84M in equipment and additive sales.  This is the first phase of the purchase agreement between EcoloCap Solutions Inc and Empresas Energy. (http://www.empresasepc.cl/todo%20ingles.html)

The NPU-10 produces 10 metric tons of M-Fuel per 24 hour period and can emulsify Diesel, Kerosene and other Heavy Fuel Oils.  M-Fuel is an emulsion of 70- 78% diesel, 22- 30% water, and a proprietary additive.  Independent tests have indicated a reduction of particulate emissions of over 90% and NOX by 65% while producing the same efficiency as the original unprocessed fuel. EPC expects to save a minimum of 20% on the costs of fuel by utilizing M-Fuel, which will represent tens of millions of savings each year once the program is fully implemented.

Robert M. Egger Jr.  EcoloCap’s COO is in Chile to supervise the installation and testing of the equipment along with four Korean engineers and technicians from KMBT Korea, EcoloCap’s Korean subsidiary.

Mr Egger states: “The is the culmination of years of research and development and the ultimate demonstration of our technology, as well as the first delivery in a program that should result in over $27M in sales of equipment and close to $54M a year in sales of additive.  We feel the whole world is watching these developments, as we have prospective customers and distributors from four continents and over ten countries, major companies and governments, representing hundreds of millions in sales for EcoloCap.”

In other ongoing negotiations, at the invitation of the Ukrainian Government, Michael Siegel, the CEO of EcoloCap, is visiting the Ukraine to meet with the Minister of Energy to discuss an agreement for the implementation of an M-Fuel strategy for the City of Kiev, then to extend to the rest of the country. This visit follows months of exchange of information, testing and negotiations.

About The Company: EcoloCap Solutions Inc. (OTC.BB:ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”) and K-MBT Inc., are an integrated group of environmentally focused technology companies that utilize advanced nanotechnology to design, develop, manufacture and sell alternative energy products. Their portfolio of products and services include Li-Nano Battery, a rechargeable battery that surpasses the performance capabilities of any existing battery, MBT's M-Fuel, an innovative suspension fuel for non-gasoline applications that exceeds all conventional fuel's efficiency and the unique single step process for the production of Bio-Diesel. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.
Forward looking statement:

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

Contact:

Investor Relations:	EcoloCap Solutions Inc.
Capital Situation Inc.	1250 South Grove Avenue, Suite 308
Nada Guirguis	Barrington, Illinois 60010
Tel: 514-402-2538	Tel: 866-479-7041
nada@capitalsituation.com	Info@EcoloCap.com